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                                                                      EXHIBIT 23



                         [BARRY L. FRIEDMAN LETTERHEAD]



To Whom It May Concern:                                            March 1, 2000

        The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of March 1, 2000, on the Financial Statements of DICUT, INC., as of February 29, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ BARRY L. FRIEDMAN
---------------------------
Barry L. Friedman
Certified Public Accountant
1582 Tulita Drive
Las Vegas, NV 89123
(702) 361-8414